Scholastic Revises Fiscal 2012 Third Quarter Results Following Connecticut Sales Tax Ruling Regarding School Book Clubs

NEW YORK, March 21, 2012 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL) announced today that it had revised its previously announced results for the third quarter ended February 29, 2012. Subsequent to reporting earnings on March 15, 2012, but prior to the issuance of its financial statements for the quarterly period ended February 29, 2012, the Company received notice that the Supreme Court of Connecticut had reversed an earlier trial court decision and found that Scholastic Book Clubs, Inc., a subsidiary of the Company, was liable for sales taxes relating to the operation of its school book clubs business in Connecticut.

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As a result of this decision, the Company increased its sales tax accrual in its consolidated financial statements as of February 29, 2012 by $11.6 million before tax, or $0.23 per diluted share. The revised consolidated loss for the third quarter was $10.3 million, or $0.33 per share, compared to a consolidated loss of $3.2 million, or $0.10 per share, as previously reported in the Company's earnings release dated March 15, 2012, issued prior to the adverse court ruling in Connecticut. For the nine months ended February 29, 2012, the revised consolidated earnings were $45.4 million, or $1.43 per diluted share, compared to consolidated earnings of $52.5 million, or $1.65 per diluted share, as previously reported in the Company's March 15, 2012 earnings release.

The Company expects to file its Quarterly Report on Form 10-Q for the Quarterly Period ended February 29, 2012 on March 23, 2012, and the financial statements in the quarterly report will reflect the increased sales tax accrual.

About Scholastic
Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements
This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

CONTACT: Scholastic Corporation, Investors: Jeffrey Mathews, +1-212-343-6741, investor_relations@scholastic.com, Media: Kyle Good, +1-212-343-4563, kgood@scholastic.com